THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT
OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE
DISPOSED OF UNLESS REGISTERED UNDER THAT ACT
OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

DAIS ANALYTIC CORPORATION

SECURED CONVERTIBLE PROMISSORY NOTE

$	Dated:
(Original Principal Amount)	("Issuance Date")

SUBJECT to receipt from Payee of the principal amount described below on or before _________     , 200_, Dais Analytic Corporation, [a New York corporation] (the “Company”), hereby promises to pay to _________________________________ (the “Payee”), or its registered assigns, at _____________________________________ the principal amount of _________________________ ($_________) together with interest thereon calculated in accordance with the provisions of this Secured Convertible Promissory Note (as amended, modified and supplemented from time to time, this “Convertible Note” and together with any other Convertible Notes issued in the Convertible Note Issuance (as defined below) or upon transfer or exchange, the “Convertible Notes”).

Certain capitalized terms are defined in Section 10 hereof.

1.           Payment.

(i)            Payment of Interest.  Simple interest shall accrue on the unpaid principal amount of this Convertible Note at a rate equal to nine percent (9%) per annum (the “Interest Rate”) commencing on the first day following receipt by Company of the principal amount and shall be payable at the Maturity Date in cash. Interest shall be computed on the basis of the actual number of days elapsed and a 365-day year.

(ii)            Payment of Convertible Note.  The Company may at any time prior to the Maturity Date repay in full the outstanding principal amount of the Convertible Note plus any accrued and unpaid interest in cash to the Payee.

2.           Maturity Date.  The entire principal amount of this Convertible Note and all accrued but unpaid interest thereon shall be due and payable in full in cash in immediately available funds on the twelve (12) month anniversary of the Issuance Date (such date, the “Maturity Date”).  On the Maturity Date, the Payee may elect to be paid in cash or in shares of the Company’s Common Stock (as defined in section 4(ii)).

3.           Closing(s):  This Convertible Note is issued as one of two or more convertible promissory notes to be issued by the Company as part of a financing of up to $3,000,000 in the aggregate (the “Bridge Financing”) which may consist of one or more closing(s). The first such closing shall occur prior to November 22, 2007 and the total gross dollar amount of all investments made as a result of the first closing shall equal or exceed One Million Dollars ($1,000,000). Additional closings on the Bridge Financing may be made by Company in Two Hundred Fifty Thousand Dollar ($250,000) increments with the last such closing to occur on or before December 21, 2007. The dates for said closings may be extended for up to thirty (30) days by the mutual written consent of Company and its placement agent. All payees of any secured convertible notes issued as a part of the Bridge Financing, shall be the same level of priority.

Secured Convertible Promissory Note – Dais Analytic Corp. – Page 1

4.           Conversion.

(i)            Notwithstanding the above, the Payee may, at any time prior to the Maturity Date, convert the principal amount of this Convertible Note plus any accrued and unpaid interest thereon into equity and equity instruments in accordance with the following provisions (the “Equity”).

(ii)           Upon any conversion of this Convertible Note,  the number of shares of Company’s $.01 par value common stock (“Common Stock”) that shall be issuable to Payee shall be derived by dividing (x) the principal amount plus any accrued and unpaid interest due and owing on this Convertible Note as of the date of Conversion, by (y) twenty cents ($.20) (the “Conversion Price”). No fractional shares shall be issued upon conversion.

(iii)           In addition, simultaneously with the initial conversion hereunder, a warrant shall be issuable to the Payee in the form attached hereto as Exhibit A (“Warrant”).  Under the terms and conditions of the Warrant, Payee may purchase up to a number of shares of Common Stock equal to the aggregate number of shares of Common Stock issuable to the Payee under section 4(ii) above assuming the full conversion of principal and interest under this Note, subject to the exercise limitations set forth therein.

(iv)           Payee agrees that all stock certificates representing the Common Stock shall bear the following legend (or substantially equivalent language):

"THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE COMPANY THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE MAY BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS."

Secured Convertible Promissory Note – Dais Analytic Corp. – Page 2

The Company agrees to reissue certificates representing any of the Conversion Shares, without the legend set forth above if at such time, prior to making any transfer of any such securities, the Payee shall give written notice to the Company describing the manner and terms of such transfer.  Such proposed transfer will not be effected until: (a) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of such securities under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Securities and Exchange Commission and has become effective under the Securities Act, (iii) the Company has received other evidence reasonably satisfactory to the Company that such registration and qualification under the Securities Act and state securities laws are not required, or (iv) the Holder provides the Company with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; and (b) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that registration or qualification under the securities or "blue sky" laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or "blue sky" laws has been effected or a valid exemption exists with respect thereto.  The Company will respond to any such notice from a holder within five (5) Business Days.  In the case of any proposed transfer under this Section 6, the Company will use reasonable efforts to comply with any such applicable state securities or "blue sky" laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Company.  The restrictions on transfer contained in this Section 4(iv) shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Note.  Whenever a certificate representing the Conversion Shares is required to be issued to a the Payee without a legend, in lieu of delivering physical certificates representing the Conversion Shares, the Company shall cause its transfer agent to electronically transmit the Conversion Shares to the Holder by crediting the account of the Holder's Prime Broker with DTC through its DWAC system so long as the Company’s transfer agent is participating in the DWAC system.

(v)           Except as otherwise expressly provided herein, the conversion of this Convertible Note shall be deemed to have been effected as of the close of business on the date on which the Payee gives notice of the conversion to the Company.  At such time as such conversion has been effected, the rights of the Payee of this Convertible Note as the Payee of this Convertible Note shall cease.

Secured Convertible Promissory Note – Dais Analytic Corp. – Page 3

(vi)           As soon as possible after a conversion has been effected (but in any event within Five (5) Business Days (the “Delivery Date”) of all legal requirements for the issuance of said stock having been met), the Company shall deliver to the converting holder a certificate or certificates representing the number of shares Company common stock issuable by reason of such conversion in the name of the holder.
(vii)           The Company understands that a delay in the delivery of the shares of Common Stock upon conversion of this Note beyond the Delivery Date could result in economic loss to the Payee.  If the Company fails to deliver to the Payee such shares via DWAC or a certificate or certificates pursuant to this Section hereunder by the date that is Five (5) Business Days following the Delivery Date, the Company shall pay to such Payee, in cash, an amount per Business Day for each Business Day until such shares are delivered via DWAC or certificates are delivered, together with interest on such amount at a rate of 5% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to 1% of the aggregate principal amount of the Notes requested to be converted for each business day thereafter (which amount shall be paid as liquidated damages and not as a penalty).  Nothing herein shall limit a Payee's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Payee shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

(viii)           In addition to any other rights available to the Payee, if the Company fails to cause its transfer agent to transmit to the Payee a certificate or certificates representing the shares of Common Stock issuable upon conversion of this Note on or before the date that is Five (5) Business Days following the Delivery Date, and if after such date the Payee is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Payee of the shares of Common Stock issuable upon conversion of this Note which the Payee anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Payee the amount by which (x) the Payee’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of this Note that the Company was required to deliver to the Payee in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Payee, either reinstate the portion of the Note and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Payee the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder.  For example, if the Payee purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Payee $1,000. The Payee shall provide the Company written notice indicating the amounts payable to the Payee in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.  Nothing herein shall limit a Payee’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Convertible Note as required pursuant to the terms hereof.

Secured Convertible Promissory Note – Dais Analytic Corp. – Page 4

(ix)           The issuance of certificates for shares of Common Stock upon conversion of this Convertible Note shall be made without charge to the holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock.  Upon conversion of this Convertible Note, the Company shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(x)            The Company shall not close its books against the transfer Common Stock issued or issuable upon conversion of this Convertible Note in any manner which interferes with the timely conversion of this Convertible Note.

(xi)           The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion hereunder, such number of shares of Common Stock issuable upon conversion.  All shares of such capital stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Company shall take all reasonable actions necessary to assure that all such Common Stock may be so issued without violation of any applicable law or governmental regulation.

(xii)           Payee acknowledges and agrees that the Securities and Exchange Commission takes the position that coverage of short sales of shares of the Common Stock “against the box” prior to the effective date of its registration statement is a violation of Section 5 of the Securities Act, as set forth in Item 65, Section 5. Accordingly, Payee agrees not to use any of the shares underlying the Promissory Note or the Warrant to cover any short sales made prior to the effective date of any registration statement.

      5.           Price Protection.

(i)              Adjustments for Issuance of Additional Shares of Common Stock.

     (A)           In the event the Company, shall, at any time, from time to time, issue or sell any additional shares of common stock (other than pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the issuance date of this Note) (“Additional Shares of Common Stock”), at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying each of the Conversion Price then in effect by a fraction:

                      (i)           the numerator of which shall be equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (y) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the Conversion Price then in effect, and

Secured Convertible Promissory Note – Dais Analytic Corp. – Page 5

      (ii)           the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

      (B)           The provisions of paragraph (A) of Section 5(i) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under Section 5(ii).  No adjustment of the number of shares of Common Stock for which this Note shall be convertible shall be made under paragraph (i) of Section 5(i) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such Common Stock Equivalents pursuant to Section 5(ii).

    (ii)           Issuance of Common Stock Equivalents. The provisions of this Section 5(ii) shall apply if (a) the Company, at any time after the issuance date of this Note, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than the Convertible Notes, or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the "Common Stock Equivalents") shall be issued or sold.  If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (i)(A) of this Section 5.  No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

                      (iii)           Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price under this Section 5 in connection with (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date hereof (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Payee), (iii) securities issued in connection with bona fide strategic license agreements or other partnering arrangements, (iv) up to 3,000,000 shares of Common Stock issued pursuant to the Company’s stock option plans and employee stock purchase plans as they now exist or may exist in the future approved by the Board of Directors, (v) up to 250,000 shares of Common Stock issued to the Company’s consultants for services rendered to the Company so long as such issuances are approved by the Board of Directors, and (vi) any warrants issued to the placement agent and its designees for the transactions contemplated hereby.

Secured Convertible Promissory Note – Dais Analytic Corp. – Page 6

6.           Seniority.  The obligations of the Company hereunder shall rank senior to any other debt of the Company (excluding trade payables incurred in the ordinary course of business), whether now or hereinafter existing.

7.           Method of Payments.

(i)          Payment.  Company will pay all sums for principal and interest, becoming due on this Convertible Note held by the Payee not later than 5:00 p.m. Eastern Standard Time, on the date such payment is due, in immediately available funds, in accordance with reasonable payment instructions that the Payee may designate in writing, without the presentation or surrender of such Convertible Note or the making of any notation thereon.  Any payment made after 5:00 p.m. Eastern Standard Time, on a Business Day will be deemed made on the next following Business Day.  If the due date of any payment in respect of this Convertible Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day.

(ii)           Transfer and Exchange.  Upon surrender of any Convertible Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense will execute and deliver in exchange therefore a new Convertible Note or Convertible Notes, as the case may be, as requested by the holder, which aggregate the unpaid principal amount of such Convertible Note, dated so that there will be no loss of interest on the Convertible Note and otherwise of like tenor. The issuance of new Convertible Notes shall be made without charge to the holder(s) of the surrendered Convertible Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance. Notwithstanding any provision of this Agreement to the contrary, this Convertible Note and any equity issued subject to its conversion may be transferred by Payee (or any Person taking from Payee) to any other Person without prior written approval of the Company so long as such transferee agrees in writing to be bound by all the terms and provisions of this Note and the Subscription Agreement. Without limiting the generality of the foregoing provision, Company may withhold consent to any transfer which would result in the Convertible Note or the equity issued thereunder being held by a competitor of the Company as reasonably determined in good faith by the Company.

(iii)           Replacement.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Convertible Note and, in the case of any such loss, theft or destruction of any Convertible Note, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon the surrender and cancellation of such Convertible Note, the Company, at its expense, will execute and deliver, in lieu thereof, a new Convertible Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Convertible Note.

Secured Convertible Promissory Note – Dais Analytic Corp. – Page 7

8.           Consolidation, Merger and Sale. During the term of the Convertible Note, Company will not (a) consolidate or merge with or into (or permit any subsidiary to consolidate or merge with or into) any other person without requiring said consolidation or merger be coincident with the repayment of this Convertible Note, (b) sell or otherwise dispose of (or permit any subsidiary to sell or otherwise dispose of) substantially all of its property or assets in one or more transactions to, any other person or entity without requiring said sale or disposal be coincident with the repayment of this Convertible Note.

9.           Convertible Notes.  All Convertible Notes issued as part of the Bridge Financing shall be on the same terms and shall be in substantially the same form.
Notwithstanding the foregoing, Company may undertake any act or combination of acts otherwise precluded by any provision of Section 8(a) or (b) upon prior written consent of Convertible Noteholders representing seventy five percent (75%) of the aggregate principal amount of all Convertible Notes then outstanding.

               10.           Events of Default.  If any of the following events take place (each, an “Event of Default”), Payee shall provide Debtor with written notification describing in detail the Event of Default whereupon Debtor shall have sixty (60) days from receipt thereof to cure (unless a shorter period is specified below) and if Debtor fails to cure said default within the foregoing period the Payee, at its option, may declare all principal and accrued and unpaid interest thereon and all other amounts payable under this Convertible Note immediately due and payable:

(i)	A receiver, liquidator or trustee of Company or any substantial part of Company’s assets or properties is appointed by a court order; or

(ii)	Company is adjudicated bankrupt or insolvent; or

(iii)	Any of Company’s property is sequestered by or in consequence of a court order and such order remains in effect; or

(iv)
Company files a petition in voluntary bankruptcy or requests reorganization under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under such law, or

Secured Convertible Promissory Note – Dais Analytic Corp. – Page 8

(v)	Any petition against Company is filed under bankruptcy, receivership or insolvency law and said petition is not vacated; or

(vi)	Company makes a formal general assignment for the benefit of its creditors or consents to the appointment of a receiver or liquidator of Company for all of its property; or

(vii)	Company dissolves, liquidates or ceases all business activity other than in the ordinary course of business; or

(viii)
Company breaches any material covenant or agreement on its part contained in this Convertible Note, the Subscription Agreement, the Security Agreement or any agreement delivered in connection with the Bridge Financing; or

(ix)	the Company shall fail to make any principal or interest payments on the date such payments are due and such default is not fully cured within thirty (30) days after the occurrence thereof; or

(x)
the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed or quoted on at least one of the Pink Sheets LLC, OTC Bulletin Board, the American Stock Exchange, the Nasdaq Global Market, the Nasdaq Capital Market or The New York Stock Exchange, Inc. for a period of ten (10) consecutive Business Days; or

(xi)
the Company's notice to the Payee, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with conversions of this Note into shares of Common Stock; or

(xii)
the Company shall fail to (i) timely deliver the shares of Common Stock upon conversion of the Note, (ii) file the registration statement in accordance with the terms of the Registration Rights Agreement or (iii) make the payment of any fees and/or liquidated damages under this Note, the Subscription Agreement, the Registration Rights Agreement or any other agreement delivered in connection with the Bridge Financing, which failure in the case of items (i) and (ii) of this subclause (xii) is not remedied within ten (10) Business Days after the incurrence thereof and, solely with respect to item (iii) above, ten (10) Business Days after the Payee delivers written notice to the Company of the incurrence thereof; or

Secured Convertible Promissory Note – Dais Analytic Corp. – Page 9

(xiii)
the Company shall (A) default in any payment of any amount or amounts of principal of or interest on any indebtedness (other than the indebtedness hereunder) the aggregate principal amount of which indebtedness is in excess of $100,000 or (B) default in the observance or performance of any other agreement or condition relating to any indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness to cause with the giving of notice if required, such indebtedness to become due prior to its stated maturity; or

(xiv)	the occurrence of an Event of Default under the other Notes issued pursuant to the Bridge Financing.

11.	Definitions.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

“Conversion Shares” with respect to the shares of Common Stock issuable upon conversion of the Convertible Note.

“Convertible Noteholder” with respect to any Convertible Note, means at any time each Person then the record owner hereof and “Convertible Noteholders” means all of such Convertible Noteholders collectively.

“Convertible Note Issuance” shall mean the Secured Convertible Promissory Notes due on the Maturity Date issued by the Company to the Payee and other Convertible Noteholders (each in the form of this Convertible Note) in the original principal amount not to exceed $3,000,000 in the aggregate.

“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

“Security Agreement” means the Security Agreement containing mutually agreed terms to be executed by the Payee and the Company on or prior to the Issuance Date, as amended, modified or supplemented from time to time.

12.           Security Agreement.  This Convertible Note shall be secured by the Security Agreement.  Payee shall be entitled to all rights of the “Secured Party” as defined in the Security Agreement.

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13.           Amendment and Waiver.  The provisions of this Convertible Note may not be modified, amended or waived, and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the written consent of the holders of a majority of the then outstanding principal amount of all similar convertible notes issued in the Convertible Note Issuance (including this Convertible Note); provided, however, that any amendment to this Convertible Note which (i) changes the Interest Rate in Section 1 hereof, (ii) changes the Maturity Date in Section 2 hereof or (iii) adversely affects the Payee's rights under a conversion , must be approved in writing by the holder of this Convertible Note.

14.           Remedies Cumulative.  No remedy herein conferred upon the Payee is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

15.           Remedies Not Waived.  No course of dealing between the Company and the Payee or any delay on the part of the Payee in exercising any rights hereunder shall operate as a waiver of any right of the Payee.

16.           Assignments.  The Payee may assign, participate, transfer or otherwise convey this Convertible Note and any of its rights or obligations hereunder or interest herein to any Person that the Company consents to (such consent not to be unreasonably withheld or delayed), and this Convertible Note shall inure to the benefit of the Payee’s successors and assigns.  The Company shall not assign or delegate this Convertible Note or any of its liabilities or obligations hereunder without the consent of holder which shall not be unreasonably withheld or delayed.

17.           Headings.  The headings of the sections and paragraphs of this Convertible Note are inserted for convenience only and do not constitute a part of this Convertible Note.

18.           Severability.  If any provision of this Convertible Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Convertible Note will remain in full force and effect.  Any provision of this Convertible Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

19.           Cancellation.  After all principal and accrued interest at any time owed on this Convertible Note have been paid in full, or this Convertible Note has been converted this Convertible Note will be deemed cancelled, shall be surrendered by holder to the Company  and will not be reissued.

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                        20.           Place of Payment and Notices.  Payment of principal and interest is to be delivered to the Convertible Noteholder of this Convertible Note at the address first written above, or at such other address as such Convertible Noteholder has specified by prior written notice Company.  No notice shall be deemed to have been delivered to Company until five (5) Business Days following actual receipt thereof at the foregoing address.

21.           Submission to Jurisdiction.  Any legal action or proceeding with respect to this Convertible Note shall be brought in the courts of the State of New York or of the United States of America sitting in Manhattan, New York, and, by execution, delivery and acceptance of this Convertible Note, both the Company and Payee hereby accept for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

(i)           The Company and Payee hereby irrevocably waive, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(ii)           Nothing herein shall affect the right of the Payee or Company to serve process in any other manner permitted by law.

22.           GOVERNING LAW.  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS CONVERTIBLE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Company has executed and delivered this Secured Convertible Promissory Note on the date first written above.

DAIS ANALYTIC CORPORATION

By:	/s/
Name
Title

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